Exhibit 99.1

Remy International Reaches Agreement with Tecnomatic to Settle Lawsuit & Announces Patent Cross-License Agreement

PENDLETON, Ind., September 11, 2014 /PRNewswire/ -- Remy International, Inc. (NASDAQ:REMY) and Tecnomatic, S.p.A. announced they have signed a Settlement Agreement and Mutual General Release to settle all disputes relating to a 2008 action filed in the U.S. District Court, Southern District of Indiana.

In addition, Remy entered into a cross licensing arrangement of certain patents with Tecnomatic. The preliminary value of the patents received from Tecnomatic is approximately $12.3 million to $15.9 million.

"It is in the best interests of Remy shareholders to finally settle this matter," said Jay Pittas, Remy President and Chief Executive Officer. "The settlement results in a permanent resolution of the matter and removes the uncertainty of a trial and a lengthy appeal process. The license agreement provides for sharing valuable technology for use across a wide variety of applications and solidifies the IP protection for both Remy and Tecnomatic hybrid motor products."

Under the terms of the Agreement and the cross licensing arrangement, Remy has agreed to pay Tecnomatic a $16.0 million cash payment in September 2014 and a $16.0 million cash payment on or before March 15, 2015.

About Remy International, Inc.
Founded by the Remy Brothers in 1896, Remy International, Inc. (NASDAQ: REMY) is a leading global manufacturer and remanufacturer of alternators, starter motors, electric traction motors, and multi-line products, such as constant velocity axles, disc brake calipers, and steering gears. Headquartered in Pendleton, IN, with global operations across five continents and 10 countries, Remy International markets products under the Delco Remy®, Remy®, World Wide Automotive® and USA Industries® brands. Known for innovation, efficiency, quality, and best-in-class customer service and support, Remy International's products are integrated by leading industrial, specialty, automotive and heavy-duty OEMs, and aftermarket providers worldwide. We Start the World & Keep It Running™.

About Tecnomatic S.p.A.
Tecnomatic S.p.A. is a leading supplier of product industrialization and process development systems used in the design and manufacturing of special machine and automatic assembly lines. The firm was established in 1973 as a builder of equipment assembly lines for automotive components. Following the arrival of Mr. Giuseppe Ranalli as CEO in 1998, Tecnomatic began an aggressive period of international expansion that included significant investment in research, development and human resources. Today, Tecnomatic develops automated assembly systems for a wide array of automotive components including alternator stators, turbochargers, electric motors, heat exchangers, starters, latches, wiper motors, ignition coils, engines, electric steering, air bags, glow plugs for diesel motors and other components. Customers have included Honeywell Turbo Technologies, Valeo, Ferrari, General Motors, Continental Temic, Magneti Marelli, Ford Motor Company, VM Motori, TRW, Denso, Magna, Dong Feng, Pierburg Pump Technologies (PPT), ABB and GKN, among others.
Tecnomatic S.p.A. is headquartered in Italy with offices in India, Shanghai, Brazil, and Romania.

CONTACT:
Fred Knechtel
Knechtel.Fred@Remyinc.com
765-778-6871